Exhibit 23.3

Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2006, except for Note 1 with respect to the reclassification of interest income, as to which the date is January 29, 2008, relating to the financial statements which appear in Emergency Medical Services Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
October 22, 2008